Exhibit 4.2

Execution Version

2.650% SENIOR NOTES DUE 2027

SIXTH SUPPLEMENTAL INDENTURE

between

BORGWARNER INC.,

as Issuer

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

Dated as of June 19, 2020

-i-

TABLE OF CONTENTS

(continued)

		Page

Section 8.06.	Separability	16

Section 8.07.	Counterparts; Electronic Signatures	16

Section 8.08.	U.S.A. Patriot Act	16

EXHIBITS

Exhibit A	Form of 2027 Notes

ii

SIXTH SUPPLEMENTAL INDENTURE, dated as of June 19, 2020 (the “Supplemental Indenture”), between BorgWarner Inc., a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, a national banking association, having its Corporate Trust Office at 60 Wall Street, Trust and Agency Services, 24th Floor, New York, New York 10005, as series trustee (the “Trustee”), supplemental to that certain Indenture, dated as of September 23, 1999 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. successor in interest to J.P. Morgan Trust Company, N.A. (successor in interest to The Chase Manhattan Trust Company, National Association), a national banking association, as trustee (the “Original Trustee”).

WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for, among other things, the issuance from time to time of the Company’s debt securities in one or more series as might be authorized under the Indenture;

WHEREAS, the Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to establish the form and terms of any series of Securities as provided by Sections 201 and 301 of the Indenture;

WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to issue the Notes provided for in this Supplemental Indenture;

WHEREAS, the Company desires to enter into this Supplemental Indenture to provide for the establishment of a series of Securities to be known as the 2.650% Senior Notes due 2027 (the “Notes”), the form, substance, terms, provisions and conditions of which are set forth in the Indenture;

WHEREAS, the Company has duly appointed Deutsche Bank Trust Company Americas as Trustee with respect to the Notes pursuant to an Officers’ Certificate, dated June 19, 2020, as contemplated by Section 301 of the Indenture, with all of the rights, powers, trusts, duties and obligations of a “Trustee” under the Indenture with respect to the Notes (but only with respect to the Notes), and Deutsche Bank Trust Company Americas is willing to accept such appointment with respect to the Notes; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms and (ii) the series of Notes provided for hereby, when executed and delivered by the Company and authenticated by the Trustee, the valid obligations of the Company.

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

Definitions

Section 1.01.    Definition of Terms.

Unless otherwise specified herein or the context otherwise requires:

a.

a term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended and supplemented pursuant to this Supplemental Indenture;

b.	the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

c.	a reference to a Section or Article is to a Section or Article of this Supplemental Indenture;

d.	Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof;

e.	the following terms have the meanings given to them in this Section 1.01(e):

“Below Investment Grade Rating Event” means the Notes become rated below Investment Grade by any two of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of such Change of Control (which period shall be extended so long as any of such Rating Agencies has publicly announced that it is considering a possible ratings downgrade); provided, that, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company and the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not such Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Trustee shall not be responsible for monitoring the rating status of the Notes, making any request upon any Rating Agency, or determining whether any Below Investment Grade Rating Event has occurred.

“Capital Lease Obligations” means any obligation of a Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (as defined below)) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction or series of related transactions will not be deemed to involve a “Change of Control” if (i) as a result of such transaction or series of related transactions the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company or a holding company becomes the successor to the Company as contemplated by the provisions under Article Eight of the Indenture and (ii) the direct or indirect holders of the voting stock of such holding company immediately following that transaction or series of related transactions are the same or substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or series of related transactions.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (ii) all goodwill, trade names, trademarks, patents and other like intangibles and (iii) appropriate adjustments on account of non-controlling interests of other Persons holding stock of the Company’s Subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with GAAP.

“Consolidated Net Worth” means the amount of total equity shown in the Company’s most recent consolidated balance sheet.

“Current Assets” of any Person includes all assets of such Person that would in accordance with GAAP be classified as current assets.

“Current Liabilities” of any Person includes all liabilities of such Person that would in accordance with GAAP be classified as current liabilities.

“Depositary” means the clearing agency registered under the Exchange Act, that is designated to act as the depositary for the Global Notes representing the Notes. The Depository Trust Company shall be the initial Depositary, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Delphi Technologies” means Delphi Technologies PLC.

“Delphi Transaction” refers to the proposed transaction between the Company and Delphi Technologies pursuant to the certain Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch, Inc. and its successors.

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to accounting principles generally accepted in the United States; provided, however, that, solely for purposes of determining whether obligations constitute Capital Lease Obligations, “GAAP” means generally accepted accounting principles as used in the United States as of December 1, 2018 without giving effect to any subsequent change thereto or to the future phase-in of any change thereto contemplated by any amendment to generally accepted accounting principles that has been adopted as of December 1, 2018.

“Global Notes” shall have the meaning set forth in Section 2.05(b).

“Initial Notes” means (i) all Notes issued on June 19, 2020, (ii) any additional Notes issued under Section 2.02 and (iii) any Notes issued in replacement for the Notes.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories) and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Notes” shall have the meaning set forth in the recitals above and shall include the Global Notes.

“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or one of its Subsidiaries which constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X of the Exchange Act, and is located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof (together with the land upon which it is erected and fixtures comprising a part thereof) (i) which is financed by industrial development bonds or (ii) which, in the opinion of the Company’s board of directors, is not of material importance to the Company’s and its Subsidiaries’ total business conducted, taken as a whole.

“Rating Agency” means: (i) each of Moody’s, S&P and Fitch; and (ii) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Restricted Securities” has the meaning set forth in Section 6.01 hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and its successors.

“Special Mandatory Redemption” shall have the meaning set forth in Section 3.03 hereof.

“Special Mandatory Redemption Date” shall have the meaning set forth in Section 3.03 hereof.

“Transaction Agreement” refers to that certain Transaction Agreement between the Company and Delphi Technologies dated January 28, 2020, as amended on May 6, 2020, by and between the Company and Delphi Technologies, as the same may be further amended.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

The Notes

Section 2.01.    Designation.

The Company hereby establishes a series of Securities, one series designated the “2.650% Senior Notes due 2027” for issuance under the Indenture.

Section 2.02.    Principal Amount; Series Treatment.

The Notes shall be initially limited to an aggregate principal amount of $1,100,000,000. However, the Company may, from time to time, without the consent of the Holders of the Outstanding Notes, issue additional Notes, so that such additional Securities and the Outstanding Notes shall be consolidated together and form a single series of Securities under the Indenture, as supplemented by this Supplemental Indenture.

Any additional Notes issued under this Section 2.02 shall have the same terms in all respects as the Notes, except that interest will accrue on the additional Notes from the most recent date to which interest has been paid on the Outstanding Notes (other than the additional Notes) or, if no interest has been paid on the Outstanding Notes from the first date that the Outstanding Notes were originally issued under the Indenture, as supplemented by this Supplemental Indenture.

For all purposes of the Indenture and this Supplemental Indenture, all Notes, whether Initial Notes or additional Notes issued under Section 2.02, shall constitute one series of Securities and shall vote together as one series of Securities.

Section 2.03.    Maturity.

Unless previously redeemed or repurchased in full in accordance with Article 3 of this Supplemental Indenture, the Notes will become due and payable on July 1, 2027.

Section 2.04.    Interest.

The Notes will bear interest at the rate of 2.650% per annum from, and including, June 19, 2020 until their maturity or earlier redemption or repurchase, such interest to be payable semi-annually in arrears on January 1 and July 1 of each year, to the Holders of record of the Notes as of the close of business on the June 15 and December 15, whether or not a Business Day, immediately preceding such interest payment dates, commencing, in the case of the Notes issued prior to such date, on January 1, 2021.

Section 2.05.    Form of Notes.

The Notes shall contain the terms set forth in, and shall be substantially in the form of, Exhibit A hereto. The terms and provisions contained in the form of Notes set forth in Exhibit A shall constitute, and are hereby expressly made, a part of the Indenture, as supplemented by this Supplemental Indenture.

Any of the Notes may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture, as supplemented by this Supplemental Indenture, or as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Notwithstanding Section 303 of the Indenture, the Notes do not require a corporate seal to be reproduced thereon.

So long as the Notes are eligible for book-entry settlement with the Depositary, or unless otherwise required by law, or otherwise contemplated herein, all of the Notes shall be represented by one or more Notes in global form registered in the name of the Depositary or the nominee of the Depositary.

The Notes shall be issued initially in the form of one or more permanent global securities in registered form, substantially in the form set forth in Exhibit A (the “Global Notes”), registered in the name of the nominee of the Depositary, deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, in accordance with the instructions given by the Holder thereof, as hereinafter provided.

The transfer and exchange of beneficial interests in any such Global Notes shall be effected through the Depositary in accordance with the Indenture and the applicable procedures of the Depositary. Except as provided in the Indenture, beneficial owners of a Global Note shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Note.

Any Global Note shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be increased or reduced to reflect redemptions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of Outstanding Notes represented thereby shall be made by the Trustee in such manner and upon instructions given by the Holder of such Notes in accordance with the Indenture and this Supplemental Indenture. Payment of principal of and premium, if any, and interest on any Global Note shall be made to the Holder thereof.

The Company and the Trustee may treat the Depositary (or its nominee) as the sole and exclusive owner and Holder of the Notes registered in its name for the purposes of payment of the principal of and premium, if any, and interest on such Notes, giving any notice permitted or required to be given to Holders under the Indenture, registering the transfer of such Notes, obtaining any consent or other action to be taken by Holders and for all other purposes whatsoever, and neither the Company nor the Trustee shall be affected by any notice to the contrary. Neither the Company nor the Trustee shall have any responsibility or obligation to any participant in the Depositary, any Person claiming a beneficial ownership interest in the Notes under or through the Depositary or any such participant, or any other Person which is not shown on the Security Register as being a Holder of Notes, the accuracy of any records maintained by the Depositary or any such participant, the payment by the Depositary or any such participant of any amount in respect of the principal of or premium, if any, or interest on the Notes, any notice which is permitted or required to be given to Holders under the Indenture, any consent given or other action taken by the Depositary as Holder, or any selection by the Depositary of any participant or other Person to receive payment of principal of or premium, if any, or interest on the Notes.

The Company initially appoints the Trustee to act as custodian with respect to the Global Notes. The Company has entered into a letter of representations with the Depositary in the form provided by the Depositary and the Trustee is hereby authorized to act in accordance with such letter and applicable Depositary procedures.

Section 2.06.    Transfer Restrictions.

The following provisions shall apply only to Global Notes:

Each Global Note authenticated under this Supplemental Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or Trustee if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, and each such Global Note shall constitute a single Note for all purposes of the Indenture and this Supplemental Indenture.

Notwithstanding any other provision in this Supplemental Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary or a nominee thereof except as provided in Section 305 of the Indenture. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Note.

Securities issued in exchange for a Global Note or any portion thereof pursuant to clause (ii) above shall be issued pursuant to Section 305 of the Indenture.

At such time as all interests in a Global Note have been redeemed, repurchased, canceled or exchanged for Notes in certificated form, such Global Note shall, upon receipt thereof, be canceled by the Trustee in accordance with standing procedures and instructions existing between the Depositary and the Trustee. At any time prior to such cancellation, if any interest in a Global Note is redeemed, repurchased, canceled or exchanged for Notes in certificated form, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Trustee, be appropriately reduced, and an endorsement shall be made on such Global Note, by the Trustee, at the direction of the Trustee, to reflect such reduction.

Section 2.07.    Transfers and Exchanges.

The Notes shall be transferred and exchanged by the Holders thereof and the Trustee in accordance with the terms and conditions set forth in Section 305 the Indenture.

ARTICLE 3

Redemption and Repurchase Of The Notes

Section 3.01.    Optional Redemption by Company.

The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note set forth as Exhibit A.

Section 3.02.    Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described in Section 3.01, the Company will make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of a Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control

Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of this Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of this Supplemental Indenture by virtue of such conflict.

On the Change of Control Repurchase Event payment date for the Notes, the Company will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer;

•	deposit with the Trustee an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

The Trustee will promptly mail its check or otherwise cause to be paid to each Holder of Notes properly tendered the purchase price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of such Notes surrendered; provided that each new Note will be in a principal amount equal to $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Section 3.03.    Special Mandatory Redemption.

(a)     If the Company does not consummate the Delphi Transaction on or prior to April 28, 2021, or the Transaction Agreement is terminated any time prior to such date (without replacement thereof), then the Company shall redeem the Outstanding Notes (a “Special Mandatory Redemption”) on the Special Mandatory Redemption Date at a redemption price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. The “Special Mandatory Redemption Date” means the earlier to occur of (i) May 28, 2021, if the Delphi Transaction has not been consummated on or prior to April 28, 2021, or (ii) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Transaction Agreement (without replacement thereof). Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the Notes and the Indenture.

(b)    The Company will cause the notice of the Special Mandatory Redemption to be sent, with a copy to the Trustee, within five Business Days after the occurrence of the event triggering the obligation to effectuate the Special Mandatory Redemption to each Holder at its registered address. If funds sufficient to pay the Special Mandatory Redemption price of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after the Special Mandatory Redemption Date, the Notes will cease to bear interest.

ARTICLE 4

Execution Of The Notes

Section 4.01.    Execution; Certificates.

The Notes and any Officers’ Certificate to be delivered under the Indenture in connection with the authentication and delivery of the Notes shall be executed and delivered as set forth in the Indenture.

ARTICLE 5

Events of Default

Section 5.01.    Events of Default.

Each of the following shall be an “Event of Default” with respect to the Notes to the exclusion of the Events of Default enumerated in the Base Indenture:

(i)    default in the payment of any interest on any Note when such interest becomes due and payable, and continuance of such default for a period of 30 days;

(ii)    default in the payment of the principal of any Note at its Maturity;

(iii)    default in the performance, or breach, of any covenant or agreement of the Company in the Indenture, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; and

(iv)    acceleration of, or any failure to pay at final maturity, any of the Company or its Subsidiaries’ Debt (other than the Notes or Non-Recourse Indebtedness) in an aggregate amount in excess of $150,000,000 if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after the Company receives written notice thereof; and

(v)    (A) there shall have occurred one or more defaults by the Company or any Subsidiary in the payment of the principal of Debt (other than the Notes or Non-Recourse Indebtedness) in an aggregate amount in excess of $150,000,000, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Debt (other than the Notes or Non-Recourse Indebtedness) of the Company or any Subsidiary aggregating in an aggregate amount in excess of $150,000,000 shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the stated maturity thereof and such acceleration shall not have been rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities; and

(vi)    the institution by the Company or any Significant Subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the institution of bankruptcy or insolvency proceedings against any of them, or the filing by any of them of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by the Company or any Significant Subsidiary to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their respective properties, or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the admission by any of them in writing of its respective inability to pay their debts generally as they become due.

ARTICLE 6

Particular Covenants

Except as expressly set forth below, the covenants set forth in this Article 6 shall replace in their entirety the covenants set forth in Sections 1009 and 1010 of the Base Indenture in respect of the Notes. The covenants set forth in Article Ten of the Base Indenture shall otherwise in all respects be applicable in respect of the Notes.

Section 6.01.    Limitation on Liens.

The Company will not, and will not permit any Subsidiary of the Company to, issue, assume or guarantee any Debt if such Debt is secured by a mortgage, pledge, security interest or lien (a “mortgage” or “mortgages”) upon any of the Principal Property of the Company or any Subsidiary of the Company or upon any Restricted Securities of any Subsidiary of the Company (whether such property, shares of stock or other equity interest or indebtedness is now owned or hereafter acquired) which owns any Principal Property, without in any such case effectively providing that the Securities shall be secured equally and ratably with (or prior to) such Debt until such time as such Debt is no longer secured by such mortgages; provided, however, that the foregoing restrictions shall not apply to:

(a)    Mortgages existing on the date the Notes are originally issued or mortgages provided for under the terms of agreements existing on such date;

(b)     Mortgages on Current Assets securing Current Liabilities;

(c)     Mortgages on any property acquired, constructed, altered or improved by the Company or any Subsidiary of the Company after the date of the Indenture that are created or assumed contemporaneously with or within one year after such acquisition (or in the case of property constructed, altered or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof, provided that in the case of any such construction, alteration or improvement the mortgages shall not apply to any property theretofore owned by the Company or any Subsidiary of the Company other than (i) the property so altered or improved and (ii) any theretofore unimproved real property on which the property so constructed or altered, or the improvement, is located;

(d)     Existing mortgages on property the Company or any of its Subsidiaries acquire (including mortgages on any property acquired from a Person that is consolidated with or merged with or into the Company or a Subsidiary of the Company) or mortgages outstanding at the time any Person becomes a Subsidiary of the Company that are not incurred in connection with such entity becoming a Subsidiary of the Company;

(e)     Mortgages in favor of the Company or any Subsidiary of the Company;

(f)     Mortgages on any property (i) in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages including mortgages to secure Debt of the pollution control or industrial revenue bond type, or (iii) securing indebtedness issued or guaranteed by the United States, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction;

(g)    Mortgages securing the Notes;

(h)    Any interest of title of a lessor or secured by a lessor’s interest under any lease permitted under the Indenture;

(i)    Mortgages on the identifiable proceeds of any property or asset subject to a mortgage otherwise permitted under the Indenture; and

(j)    Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs related to such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the mortgage so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, the Company and any Subsidiary of the Company may, without securing the Notes, issue, assume or guarantee secured Debt (that would otherwise be subject to the foregoing restrictions) in an aggregate amount that, together with all other such secured Debt and the aggregate amount of Attributable Indebtedness of the Company and its Subsidiaries deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to Section 1010 of the Indenture and/or Section 6.02 hereof (excluding any such Sale/Leaseback Transactions the proceeds of which have been applied in accordance with clauses (2) or (3) of Section 1010 of the Indenture and/or clauses (b) or (c) of Section 6.02 hereof), does not exceed 10% of the Consolidated Net Worth, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction prepared by the Company in accordance with GAAP.

Section 6.02.    Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction involving any Principal Property with any Person (other than the Company or a Subsidiary of the Company) unless:

(a)    At the time of entering into such Sale/Leaseback Transaction, the Company or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a mortgage on the Principal Property subject to such Sale/Leaseback Transaction, pursuant to Section 1009 of the Indenture and Section 6.01 hereof without equally and ratably securing the Notes pursuant to such provisions;

(b)     After the date on which the Notes are first issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or such Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company or such Subsidiary (including amounts expended for additions, expansions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction, and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below); or

(c)     During the 12-month period after the effective date of such Sale/Leaseback Transaction, the Company shall have applied to the voluntary defeasance or retirement of Securities or any pari passu indebtedness of the Company an amount equal to the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction, which amount shall not be less than the fair value of such property at the time of entering into such Sale/Leaseback Transaction (adjusted to reflect any amount expended by the Company as set forth in clause (b) above), less an amount equal to the principal amount of Notes and pari passu indebtedness voluntarily defeased or retired by the Company within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Company or any Subsidiary of the Company during such period.

ARTICLE 7

Trustee

Section 7.01.    Acceptance.

Deutsche Bank Trust Company Americas hereby accepts its appointment as Trustee under the Indenture with respect to the Notes (but only with respect to the Notes) and accepts all of the rights, powers, trusts, duties and obligations of Trustee under the Indenture with respect to the Notes (but only with respect to the Notes), upon the terms and conditions set forth herein and therein, with like effect as if originally named as such in the Base Indenture. Pursuant to the Base Indenture, there shall continue to be vested in the Original Trustee all of its rights, powers, trusts, duties and obligations as trustee under the Base Indenture with respect to all of the series of Securities as to which it has served and continues to serve as trustee, and the Original Trustee shall have no rights, powers, trusts, duties and obligations with respect to the Notes.

Section 7.02.    Eligibility of Trustee.

The Trustee hereby represents that it is qualified and eligible under the provisions of the Trust Indenture Act and Section 607 of the Base Indenture to accept its appointment as Trustee with respect to the Notes.

Section 7.03.    Concerning the Trustee.

Neither the Original Trustee nor the Trustee assumes any duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture and, in carrying out its respective responsibilities thereunder, each shall have all of the rights, powers, privileges, protections, duties and immunities which it possesses under the Indenture. The Original Trustee and the Trustee shall not constitute co-trustees of the same trust, and each of the Original Trustee and the Trustee shall be trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts under the Indenture administered by the other trustee. The Original Trustee shall have no liability for any acts or omissions of the Trustee and the Trustee shall have no liability for any acts or omissions of the Original Trustee.

ARTICLE 8

Miscellaneous

Section 8.01.    Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.02.    Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 8.03.    Notices.

Any request, demand, authorization, direction, notice, consent, waiver of any Act of Holders or other documents provided or permitted by the Base Indenture to be made upon, given or furnished to, or filed with, the Trustee shall be sufficient for every purpose in connection with the Notes if made, given, furnished or filed in writing to or with the Trustee at the following address:

Deutsche Bank Trust Company Americas

60 Wall Street - 24th floor

MSNYC60-2405

New York, New York 10005

Attn: Trust and Agency Services

Client Services - BorgWarner, Inc.

Fax: 732-578-4635

The Trustee by prior written notice to the Company may designate additional or different addresses for subsequent notices or communications.

Notices shall be mailed to the registered Holders of the Notes at their respective addresses in the Security Register, save as otherwise provided herein. Any such notice shall be deemed to have been given on the date of mailing.

Section 8.04.    Trust Indenture Act Controls.

If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties will control.

Section 8.05.    Governing Law; Jury Trial Waiver.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.06.    Separability.

In case any provision contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 8.07.    Counterparts; Electronic Signatures.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes. The Notes may be signed in the name and on behalf of the Company by the manual or facsimile signature, or by way of a digital signature provided by DocuSign or Adobe Pro (or such other digital signature provider as specified in writing to the Trustee by an authorized representative of the Company), of an officer thereof.

Section 8.08.     U.S.A. Patriot Act.

The Company acknowledges that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

**********

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

BORGWARNER INC.

By:	/s/ Kevin A. Nowlan
Name:	Kevin A. Nowlan
Title:	Executive Vice President and Chief
Financial Officer

Attest:	/s/ Tonit M. Calaway
Name:	Tonit M. Calaway
Title:	Executive Vice President,
Chief Legal Officer and Secretary

DEUTSCHE BANK TRUST COMPANY, AMERICAS, as Trustee

By:	/s/ Chris Niesz
Name:	Chris Niesz
Title:	Vice President

By:	s/ Debra Schwalb
Name:	Debra Schwalb
Title:	Vice President

S-1	(Signature Page to Supplemental Indenture)

EXHIBIT A

[FACE OF NOTE]

CUSIP NO.: 099724 AL0

ISIN NO.: US099724AL02

No. [●]

BORGWARNER INC.

$[●]

2.650% Senior Note due 2027

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR OF THE DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR.

BORGWARNER INC., a Delaware corporation (herein referred to as the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[●] on July 1, 2027 (the “Maturity Date”), unless redeemed or repurchased prior to such date as permitted or required by this Note, and to pay interest on the outstanding principal amount of this Note semi-annually in arrears on January 1 and July 1 of each year (each, an “Interest Payment Date”), commencing January 1, 2021, at 2.650% per annum until the principal hereof is paid or duly provided for. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Any payment of principal, premium, if any, or interest, required to be made on a day that is not a Business Day (as defined below) need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment. Interest payable on each Interest Payment Date will include interest accrued from and including, June 19, 2020 or from, and including, the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to, but excluding the applicable Interest Payment Date.

Exhibit A-1

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person (the “Holder”) in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the June 15 and December 15 (whether or not a Business Day) immediately preceding such Interest Payment Date (a “Regular Record Date”). Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee (referred to herein), notice whereof shall be given to the Holder of this Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

For purposes of this Note, “Business Day” means any day that is not a Saturday or Sunday or legal holiday in New York, New York, and on which commercial banks are open for business in New York, New York.

Payment of the principal of and premium, if any, and interest, if any, on this Note on the Maturity Date or date of earlier redemption or repayment will be made against presentation of this Note at the Trustee’s corporate trust office located at 60 Wall Street, Trust and Agency Services, 24th Floor, New York, New York 10005, Attn: Trust and Agency Services, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as this Note remains in book-entry form, all payments of principal and premium, if any, and interest will be made by the Company in immediately available funds.

General. This Note is one of a duly authorized issue of securities (herein called the “Securities”) of the Company, issued and to be issued in one or more series under an Indenture, dated as of September 23, 1999, between the Company and The Bank of New York Mellon Trust Company, N.A. successor in interest to J.P. Morgan Trust Company, N.A. (successor in interest to The Chase Manhattan Trust Company, National Association), a national banking association, as trustee (the “Original Trustee”), as supplemented by the Sixth Supplemental Indenture, dated as of June 19, 2020, (the “Sixth Supplemental Indenture”), and as it may be supplemented from time to time (herein called, collectively, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, a national banking association, as series trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to a series of which this Note is a part), to which indenture and all indentures supplemental thereto, reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “2.650% Senior Notes due 2027” (collectively, the “Notes”).

Optional Redemption. Prior to May 1, 2027 (the “Par Call Date”), the Company may redeem this Note at its option, in whole or in part, at a redemption price equal to the greater of:

(i)    100% of the principal amount of this Note to be redeemed; and

Exhibit A-2

(ii)    the sum of the present values of the remaining scheduled payments of principal and interest on the principal amount of this Note being redeemed that would be due if such principal amount of this Note matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus, in each case, accrued and unpaid interest on this Note to the redemption date.

In addition, on or after the Par Call Date, the Company may redeem this Note at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of this Note to be redeemed, plus accrued and unpaid interest on the Notes to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months. Calculation of the redemption price will be made by the Company or on its behalf by such person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

If the Company chooses to redeem less than all of the Notes, the Company shall notify the Trustee in writing at least 25 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of the Notes to be redeemed and their redemption date. If the Notes to be redeemed are Global Notes, the Notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the Notes to be redeemed are not Global Notes then held by DTC, the Notes to be redeemed will be selected by the Trustee by a method the Trustee deems to be fair and appropriate.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes to be redeemed mature on the Par Call Date) and that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming, for this purpose, that the Notes to be redeemed mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received, or (3) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means an independent investment bank selected by the Company in accordance with generally accepted market practice at such time.

“Reference Treasury Dealer” means (i) each of BofA Securities, Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (or their respective affiliates that are primary United States government securities dealers in the United States (a “Primary Treasury Dealer”) and their respective successors; and (ii) two other Primary Treasury Dealers selected by the Company; provided, however, that if any of the foregoing are not or shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

Exhibit A-3

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

The Company will mail notice of any such redemption at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Change of Control Repurchase Event. This Note shall be repurchased by the Company upon the occurrence of a Change of Control Repurchase Event on the terms and conditions set forth in the Indenture.

Special Mandatory Redemption. This Note shall be redeemed by the Company on the Special Mandatory Redemption Date following the occurrence of an event triggering the obligation to effectuate a Special Mandatory Redemption on the terms and conditions set forth in the Indenture.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of all Outstanding Securities affected by certain provisions of the Indenture, on behalf of the Holders of all such Outstanding Securities, to waive compliance by the Company with such provisions. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of an individual series to waive on behalf of all of the Holders of Securities of such individual series certain past defaults under the

Exhibit A-4

Indenture and their consequences. Any such consent or waiver applicable to the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency herein prescribed.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Authorized Denominations. The Notes are issuable only in registered form without coupons in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and premium, if any, and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

This Note is a Global Security. If the Depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days or an Event of Default under the Indenture applicable to the Notes has occurred and is continuing, the Company will issue Notes in certificated form in exchange for each Global Note. In addition, the Company may at any time determine not to have Notes represented by a Global Note and, in such event, will issue Notes in certificated form in exchange in whole for the Global Note representing such Note. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Exhibit A-5

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Defined Terms. All terms used in this Note (except as herein otherwise expressly provided or unless the context otherwise requires) which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A-6

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and attested.

Dated: June 19, 2020

BORGWARNER INC.

By:
Name:	Kevin A. Nowlan
Title:	Executive Vice President and Chief Financial Officer

Attest:
Name:	Tonit M. Calaway
Title:	Executive Vice President, Chief Legal Officer and Secretary

TRUSTEE CERTIFICATE

OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture

DEUTSCHE BANK TRUST COMPANY AMERICAS,, as Trustee

By:
Authorized Signatory

Exhibit A-7

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.02 (Change of Control Repurchase Event) of the Sixth Supplemental Indenture, check the box below:

[    ] Section 3.02

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.02 of the Sixth Supplemental Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification Number:

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

Exhibit A-2-1